Exhibit 10.1

BIOCRYST PHARMACEUTICALS, INC.

ANNUAL INCENTIVE PLAN

BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby amends and restates its Annual Incentive Plan (the “Plan”), which provides annual incentive awards to key employees. This amendment and restatement of the Plan is effective as of December 16, 2020 and shall apply for fiscal 2020 and subsequent fiscal years.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to provide incentive and financial rewards to executive officers and other key employees of the Company and its Affiliates who, because of the extent of their responsibilities, can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services. Making the executive officers and other key employees of the Company and its Affiliates participants in that success will advance the interests of the Company and its stockholders and will assist the Company and its Affiliates in attracting and retaining such executive officers.

2.	DEFINITIONS

2.1              “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2.2              “Board” shall mean the board of directors of the Company.

2.3              “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder.

2.4              “Incentive Award” shall mean the opportunity to earn a payment under the Plan in such amount and subject to such performance goals as established by the Committee pursuant to Section 4 hereof.

2.5              “Participant” has the meaning specified in Section 3.1 with respect to a Performance Period.

2.6              “Performance Period” shall mean the Company’s fiscal year.

3.	ELIGIBILITY AND ADMINISTRATION

3.1.            Eligibility. The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer, other executive officers, and other key employees of the Company or any Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).

3.2.            Administration.

(a)        The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Incentive Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Incentive Award; (iii) determine the time when Incentive Awards will be made and the Performance Period to which they relate; (iv) determine the amount of the Incentive Award for each Participant in respect of Performance Periods; (v) determine whether payment of Incentive Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into or in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)        All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Incentive Award granted hereunder, shall be final and binding on all Participants and all other persons. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(c)       The Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	INCENTIVE AWARDS

4.1       Performance Period.

(a)        At such time(s) as it determines, the Committee shall, with respect to each Performance Period, (i) determine the Participants for such Performance Period(s), and (ii) determine the target amount, performance goals and other key terms and conditions of the potential Incentive Award for each Participant for such Performance Period.

(b)       The amount of the Incentive Award for a Participant shall be subject to the achievement of one or more Company-related and/or individual performance goals established by the Committee. Any objective performance goals may be applied individually, alternatively or in any combination, based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may appropriately adjust in its discretion any evaluation of performance under a performance goal to exclude any events that occur during a Performance Period.

4.2       Payment of Incentive Awards. The amount of the Incentive Award actually paid to a Participant shall be any amount relative to the target Incentive Award amount (including zero), as determined by the Committee in its sole discretion. The actual amount of the Incentive Award determined by the Committee for a Performance Period shall, subject to any deferral permitted by the Committee, be paid in cash or in share awards under a shareholder-approved stock incentive plan of the Company to each Participant at such time(s) as determined by the Committee in its sole discretion following the end of the applicable Performance Period.

4.3       Termination of Employment/Reduced Hours. The effect of a Participant’s termination of employment or reduced work schedule (e.g., a leave of absence) on an Incentive Award shall be determined by the Committee in its sole discretion.

5.	MISCELLANEOUS

5.1.            Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable.

5.2.            Tax Withholdings. All payments pursuant to the Plan to a Participant are subject to all applicable tax withholding obligations.

5.3.            Clawback. All Incentive Bonuses are subject to clawback pursuant to any clawback policy of the Company as in effect from time to time.

5.4.            Right of Discharge Reserved; Claims to Incentive Awards. Nothing in the Plan nor the grant of an Incentive Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment of (or to demote or to exclude from future Incentive Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5.            Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.6.            Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.7.            Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.